EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Second Quarter Results

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Generated net earnings of $162 million, or $0.23 per diluted share, and net earnings before special items of $91 million, or $0.13 per diluted share
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Achieved Adjusted EBITDA of $310 million
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Completed divestiture of non-core timberlands in Oregon
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Commenced operations at second solar site, with three additional currently under construction

SEATTLE, July 30, 2026 – Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $162 million, or 23 cents per diluted share, on net sales of $1.9 billion. This compares with net earnings of $87 million, or 12 cents per diluted share, on net sales of $1.9 billion for the same period last year and net earnings of $156 million for first quarter 2026. Excluding an after-tax benefit of $71 million for special items, the company reported second quarter net earnings of $91 million, or 13 cents per diluted share. This compares with a net earnings before special items of $77 million for first quarter 2026. There were no special items in second quarter 2025. Adjusted EBITDA for second quarter 2026 was $310 million, compared with $336 million for the same period last year and $308 million for first quarter 2026.

In June, Weyerhaeuser completed the divestiture of 29,000 acres of non-core timberlands in Oregon for $114 million.

"Our businesses delivered solid operating performance in the second quarter,” said Devin W. Stockfish, president and chief executive officer. “In addition, we continued to advance our growth initiatives and further optimize our timberlands portfolio. Despite ongoing macroeconomic uncertainty and near-term inflationary pressures, we are encouraged by the recent increase in pricing for lumber and western logs. Looking ahead, we are confident in the long-term demand fundamentals that support our businesses and remain focused on driving operational excellence, serving our customers, and creating long-term value for shareholders through our disciplined and flexible approach to capital allocation."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2026	2026	2025
(millions, except per share data)	Q1	Q2	Q2
Net sales	$1,727	$1,867	$1,884
Net earnings	$156	$162	$87
Net earnings per diluted share	$0.22	$0.23	$0.12
Weighted average shares outstanding, diluted	722	722	724
Net earnings before special items(1)(2)	$77	$91	$87
Net earnings per diluted share before special items(1)	$0.11	$0.13	$0.12
Adjusted EBITDA(1)	$308	$310	$336
Net cash from operations	$52	$399	$396
Adjusted FAD(3)	$(58)	$323	$311
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of Strategic Land Solutions acres sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Second quarter 2026 after-tax special items include a $71 million gain on the sale of Oregon timberlands. Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2026	2026
(millions)	Q1	Q2	Change
Net sales	$492	$518	$26
Net contribution to pretax earnings	$115	$130	$15
Pretax benefit for special items	$(58)	$(71)	$(13)
Net contribution to pretax earnings before special items	$57	$59	$2
Adjusted EBITDA	$120	$123	$3

Q2 2026 Performance – In the West, fee harvest volumes were slightly higher than the first quarter due to seasonally favorable operating conditions. Sales volumes were higher, primarily for domestic logs, and sales realizations were moderately higher. Forestry and road costs were seasonally higher, and per unit log and haul costs were higher due to elevated fuel and freight costs and the seasonal transition to higher elevation operations. In the South, fee harvest volumes were comparable to the first quarter, and sales realizations were slightly higher due to mix. Per unit log and haul costs were moderately higher, primarily due to elevated fuel costs, and forestry and road costs were slightly lower.

Second quarter pretax special items include a $71 million gain on the sale of timberlands.

Q3 2026 Outlook – Weyerhaeuser anticipates third quarter earnings before special items and Adjusted EBITDA will be slightly higher than the second quarter. In the West, the company expects moderately higher fee harvest volumes, higher domestic sales volumes, and lower export sales volumes. Sales realizations are expected to be slightly lower overall due to mix, but slightly higher for grade logs. Per unit log and haul costs are expected to be slightly lower. In the South, the company expects higher fee harvest volumes, comparable sales realizations, and slightly lower per unit log and haul costs. Forestry and road costs in the West and South are expected to be seasonally higher.

STRATEGIC LAND SOLUTIONS

FINANCIAL HIGHLIGHTS	2026	2026
(millions)	Q1	Q2	Change
Net sales	$207	$140	$(67)
Net contribution to pretax earnings	$169	$94	$(75)
Adjusted EBITDA	$193	$129	$(64)

Q2 2026 Performance – Earnings and Adjusted EBITDA decreased significantly due to a $94 million conservation easement transaction in our Climate Solutions business in the first quarter with no comparable transaction in the second quarter. This was partially offset by higher Real Estate results due to the timing and mix of sales.

Q3 2026 Outlook – Weyerhaeuser anticipates third quarter earnings before special items will be approximately $30 million lower than the second quarter and Adjusted EBITDA will be approximately $45 million lower than the second quarter due to the timing and mix of real estate sales. The company now expects full year 2026 Adjusted EBITDA to be approximately $450 million, a $25 million increase from prior outlook, and basis as a percentage of Strategic Land Solutions sales to be 15 to 20 percent for the full year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2026	2026
(millions)	Q1	Q2	Change
Net sales	$1,164	$1,360	$196
Net contribution to pretax earnings	$42	$71	$29
Pretax benefit for special items	$(28)	$—	$28
Net contribution to pretax earnings before special items	$14	$71	$57
Adjusted EBITDA	$71	$129	$58

Q2 2026 Performance – Sales realizations for lumber and oriented strand board increased 15 percent and 3 percent, respectively, compared with first quarter averages. For lumber, sales volumes were moderately higher and log costs were slightly higher. Unit manufacturing costs were higher, partially driven by operational disruptions in response to transportation constraints. For oriented strand board, sales volumes and fiber costs were slightly higher, and unit manufacturing costs were higher due to planned annual maintenance and elevated resin costs. For engineered wood products, sales volumes were higher, raw material costs were slightly lower, and unit manufacturing costs were slightly higher. Sales realizations were higher for most engineered wood products. For distribution, results were slightly higher due to increased sales volumes.

Q3 2026 Outlook – Weyerhaeuser anticipates third quarter earnings before special items and Adjusted EBITDA will be slightly lower than the second quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects higher sales volumes, moderately higher log costs, and slightly lower unit manufacturing costs. For oriented strand board, the company anticipates slightly higher sales volumes, comparable fiber costs, and higher unit manufacturing costs. For engineered wood products, the company expects sales realizations and raw material costs to be slightly higher. Sales volumes are expected to be slightly higher for most engineered wood products. For distribution, the company anticipates slightly higher results compared to the second quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls more than 10 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around product distribution, climate solutions, real estate, and energy and natural resources, among others. In 2025, the company generated $6.9 billion in net sales and employed approximately 9,500 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 31, 2026, to discuss second quarter results.

To access the live webcast and presentation online, visit the Investors section on www.weyerhaeuser.com on July 31, 2026.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13755108) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13755108). Replays will be available for two weeks at 1-844-512-2921 (access code: 13755108) from within North America, and at 1-412-317-6671 (access code: 13755108) from outside North America.

FORWARD-LOOKING STATEMENTS

This earnings release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: long-term demand drivers for our products; driving operational excellence; advancing our growth strategy and delivering long-term shareholder value and returns; third quarter earnings before special items and Adjusted EBITDA for our Timberlands, Strategic Land Solutions and Wood Products segments; fee harvest volumes, domestic and export sales volumes, sales realizations, per unit log and haul costs and forestry and road costs for our Timberlands segment; full year Adjusted EBITDA and basis as a percentage of sales for our Strategic Land Solutions segment; sales volumes, log costs and unit manufacturing costs for our lumber business; sales volumes, sales realizations and fiber costs for our oriented strand board business; sales realizations and raw material costs for our engineered wood products business and expected third quarter results for our distribution business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” “outlook,” “will” and similar words and expressions or reference events to occur in a future time period or by a future date. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rates, inflation rates, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
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U.S. trade policy and resulting restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan, India and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives as well as our previously announced growth initiatives;
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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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the effects of significant geopolitical conditions or developments such as significant international trade disputes or domestic or foreign terrorist attacks, armed conflict and political unrest;
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the occurrence of regional or global health epidemics and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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energy and fuel prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;

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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
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changes in accounting principles; and
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other risks and uncertainties identified in our 2025 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update our forward-looking statements after the date of this earnings release.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2026:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$156
Interest expense, net of capitalized interest					66
Income taxes					15
Net contribution (charge) to earnings	$115	$169	$42	$(89)	$237
Non-operating pension and other post-employment benefit costs	—	—	—	14	14
Interest income and other	—	—	—	(4)	(4)
Operating income (loss)	115	169	42	(79)	247
Depreciation, depletion and amortization	63	1	57	3	124
Basis of acres sold	—	23	—	—	23
Special items included in operating income (loss)(1)(2)	(58)	—	(28)	—	(86)
Adjusted EBITDA	$120	$193	$71	$(76)	$308
(1)
Operating income (loss) for Timberlands includes a pretax special item consisting of a $58 million gain on the sale of Virginia timberlands.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $28 million product remediation insurance recovery.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2026:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$162
Interest expense, net of capitalized interest					66
Income taxes					(15)
Net contribution (charge) to earnings	$130	$94	$71	$(82)	$213
Non-operating pension and other post-employment benefit costs	—	—	—	14	14
Interest income and other	—	—	—	(4)	(4)
Operating income (loss)	130	94	71	(72)	223
Depreciation, depletion and amortization	64	4	58	1	127
Basis of acres sold	—	31	—	—	31
Special items included in operating income (loss)(1)	(71)	—	—	—	(71)
Adjusted EBITDA	$123	$129	$129	$(71)	$310
(1)
Operating income (loss) for Timberlands includes a pretax special item consisting of a $71 million gain on the sale of Oregon timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2025:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$87
Interest expense, net of capitalized interest					66
Income taxes					12
Net contribution (charge) to earnings	$88	$106	$46	$(75)	$165
Non-operating pension and other post-employment benefit costs	—	—	—	19	19
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	88	106	46	(62)	178
Depreciation, depletion and amortization	64	4	55	2	125
Basis of acres sold	—	33	—	—	33
Adjusted EBITDA	$152	$143	$101	$(60)	$336

The table below reconciles Adjusted EBITDA for the year-to-date period ended June 30, 2026:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$318
Interest expense, net of capitalized interest					132
Income taxes					—
Net contribution (charge) to earnings	$245	$263	$113	$(171)	$450
Non-operating pension and other post-employment benefit costs	—	—	—	28	28
Interest income and other	—	—	—	(8)	(8)
Operating income (loss)	245	263	113	(151)	470
Depreciation, depletion and amortization	127	5	115	4	251
Basis of acres sold	—	54	—	—	54
Special items included in operating income (loss)(1)(2)	(129)	—	(28)	—	(157)
Adjusted EBITDA	$243	$322	$200	$(147)	$618
(1)
Operating income (loss) for Timberlands includes pretax special items consisting of a $58 million gain on the sale of Virginia timberlands and a $71 million gain on the sale of Oregon timberlands.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $28 million product remediation insurance recovery.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (INCOME TAX AFFECTED)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2026	2026	2025
(millions)	Q1	Q2	Q2
Net earnings	$156	$162	$87
Gain on sale of timberlands	(58)	(71)	—
Product remediation insurance recovery	(21)	—	—
Net earnings before special items	$77	$91	$87

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2026	2026	2025
	Q1	Q2	Q2
Net earnings per diluted share	$0.22	$0.23	$0.12
Gain on sale of timberlands	(0.08)	(0.10)	—
Product remediation insurance recovery	(0.03)	—	—
Net earnings per diluted share before special items	$0.11	$0.13	$0.12

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2026	2026	2025	2026
(millions)	Q1	Q2	Q2	Q2 YTD
Net cash from operations	$52	$399	$396	$451
Capital expenditures	(112)	(139)	(107)	(251)
Adjustments to FAD(1)	2	63	22	65
Adjusted FAD	$(58)	$323	$311	$265
(1)
Adjustments to FAD in 2025 include $22 million in capital expenditures related to our Monticello engineered wood products facility in second quarter 2025. Adjustments to FAD in 2026 include a $28 million product remediation insurance recovery in first quarter 2026 and $30 million, $63 million and $93 million in capital expenditures related to our Monticello engineered wood products facility in first quarter, second quarter and year-to-date 2026, respectively.